Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 33-19510, 333-12737, 333-74682, 333-129675, 033-63739, 333-164827, and 333-67121) of our reports dated August 28, 2012, with respect to the consolidated financial statements and schedule of II-VI Incorporated and Subsidiaries, and the effectiveness of internal control over financial reporting of II-VI Incorporated and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended June 30, 2012.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

August 28, 2012